Exhibit 10.9

POLICY REGARDING THE RECOUPMENT OF CERTAIN
PERFORMANCE-BASED COMPENSATION PAYMENTS
Revised October 31, 2023

1.Purpose. The purpose of the Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments is to set forth the circumstances in which American States Water Company will recover the amount of erroneously awarded Performance-Based Compensation Received by a current or former Executive Officer after the Effective Date in the event that the Company is required to prepare an Accounting Restatement. All capitalized terms have the meaning set forth in Section 2. This Policy amends and it restates in its entirety the Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments adopted by the Board of Directors on March 28, 2014.
2.Definitions. For purposes of this Policy, the following terms have the definitions set forth below:
A.“Accounting Restatement” means an accounting restatement of a previously issued financial statement of the Company for correction of an error in such financial statement that is (i) due to the material noncompliance of the Company with any applicable financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in a previously issued financial statement that is material to such previously issued financial statement, or (ii) not material to a previously issued financial statement, but would result in a material misstatement if the error were corrected in the then-current period (i.e., as of the time of the Accounting Restatement) financial statements or left uncorrected in the current period financial statements.

B.“Board” means the Board of Directors of the Company.

C.“Committee” means the Compensation Committee of the Board.

D.“Company” means American States Water Company, a California corporation, and its successors and assigns.

E.“Effective Date” means October 2, 2023.

F.“Erroneously Awarded Compensation” means, with respect to each Executive Officer and in connection with any Accounting Restatement, the amount of Performance-Based Compensation Received by such Executive Officer that exceeds the amount of Performance-Based Compensation that would have been Received by such Executive Officer had it been determined based on the restated amounts set forth in the Accounting Restatement.

G.“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Executive officers of the Company’s parent(s) or subsidiaries are deemed executive officers of the Company if they perform such policy-making functions for the Company. The determination of who is an Executive Officer shall be made by the Committee in accordance with Rule 10D-1 under the Exchange Act and the listing standards adopted by the NYSE pursuant to Rule 10D-1.

H.“Financial Reporting Measures” means financial measures that are used for evaluating the attainment of Performance-Based Compensation and that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, as well any financial measures that are derived wholly or in part from such measures. For the purpose of this Policy, the Company’s stock price and total shareholder return (and measures derived wholly or, in part, from stock price or total shareholder return) are also Financial Reporting Measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.

I.“NYSE” means the New York Stock Exchange.

J.“Performance-Based Compensation” means compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

K.“Policy” means this Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments, as it may be amended from time to time.

L.“Received” means, with respect to any Performance-Based Compensation, actual or deemed receipt in the Company’s fiscal period during which the Financial Reporting Measure specified in the Performance-Based Compensation award is attained even if payment or grant of the Performance-Based Compensation occurs after the end of that period.

M.“Restatement Date” means the earlier to occur of (i) the date upon which the Board, the Committee or the officers of the Company authorized to take such action, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement, or (ii) the date upon which a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement in a final, non-appealable order or judgement.

N.“SEC” shall mean the U.S. Securities and Exchange Commission.

3.Application.
A.This Policy applies to all Performance-Based Compensation Received by a current and former Executive Officer: (i) on or after the Effective Date; (ii) after beginning service as an Executive Officer; (iii) who served as an Executive Officer at any time during the performance period for that Performance-Based Compensation; (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (v) during the three completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement.
B.Notwithstanding Paragraph A of this Section 3, the Policy also applies during (i) any transition period that results from a change in the Company’s fiscal year within or immediately following the three completed fiscal year period, and (ii) any transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year.
4.Recovery of Erroneously Awarded Performance-Based Compensation.
A.In the event of an Accounting Restatement, the Committee shall promptly (and, in any event within ninety (90) days after the Restatement Date) determine the amount of any Erroneously Awarded Compensation for each Executive Officer in connection with such Accounting Restatement and shall provide written notice to each Executive Officer of (i) the Restatement Date, (ii) the amount of Erroneously Awarded Compensation Received, and (iii) the method, manner, and time for repayment or return of such Erroneously Awarded Compensation, as applicable. The amount of Performance-Based Compensation that is subject to recovery must be computed without regard to any taxes paid. The amount of any Erroneously Awarded Compensation also includes, but is not limited to, the amount contributed to any notational account based on Erroneously Awarded Compensation and any earnings accrued to date on that notational amount.
B.The Committee shall have the discretion to reasonably determine the appropriate means of recovery of such Erroneously Awarded Compensation based on applicable facts and circumstances, including, without limitation (i) seeking reimbursement of all or part of any cash or equity-award, (ii) cancelling prior cash or equity-based awards, whether vested or unvested or paid or unpaid, (iii) cancelling or offsetting against any planned future cash or equity-based awards, (iv) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, (v) base salary or bonuses, and (vi) any other method authorized by law or contract.
C.If an Executive Officer fails to repay Erroneously Awarded Compensation to the Company by the time and in the manner set forth in writing by the Committee, the Company shall take all actions reasonable and appropriate to recover the Erroneously Awarded Compensation from the Executive Officer. The Executive Officer shall be required to reimburse the Company for all expenses reasonably incurred by the Company in recovering Erroneously Awarded Compensation, including attorney’s fees and expenses.
D.For Performance-Based Compensation based on the Company’s stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement:
i.the amount will be based on a reasonable estimate of the effect of the accounting restatement on the Company’s stock price or total shareholder return upon which the Performance-Based Compensation was Received; and
ii.the Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.
5.Recovery Exceptions. The Company will recover Erroneously Awarded Compensation in accordance with this Policy, except to the extent that any of the following conditions are met and the Committee has determined that recovery would be impracticable:

A.the direct expense reasonably expected to be paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company will make a reasonable attempt to recover such erroneously awarded compensation without incurring any third party expense, document such reasonable attempt(s) to recover and provide such documentation to the NYSE;
B.recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
6.Reporting and Disclosure Requirements. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the federal securities laws, including the disclosure required by applicable SEC filings. The Company shall also post this Policy on its website.
7.Indemnification Prohibition. Notwithstanding the terms of any indemnification or insurance policy or any contractual arrangement with the Executive that may be interpreted to the contrary, the Company will not indemnify any current or former Executive Officer against the loss of Erroneously Awarded Compensation or for reimbursement for the cost of third-party insurance purchased by the Executive to fund potential clawback obligations under this Policy.
8.Other Recoupment Rights. The Board intends that this Policy be applied to the fullest extent permitted by applicable law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other rights of recoupment or remedies that may be available to the Company under applicable law or pursuant to the terms of any other policy of the Company or any employment agreement, equity award, indemnification or similar agreement or any other legal remedies, including, without limitation, any rights to payment that the Company may have under Section 304 or 306 of the Sarbanes-Oxley Act of 2002.
9.Administration. The Committee shall have sole discretion in making all determinations under this Policy. Any determinations of the Committee made in good faith shall be binding and conclusive for the purposes of this Policy In performing its duties, the Committee shall be entitled to rely on information, opinions, reports or statements prepared or presented by: (i) officers or employees of the Company whom the Committee believes to be reliable and competent as to such matters, (ii) counsel (who may be employees of the Company), independent accountants and other persons as to matters which the Committee believes to be within such persons’ professional or expert competence. The Committee shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of such persons.
10.Indemnification. Any members of the Committee, and any other members of the Board who assist in the administration of this Policy, shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent permitted under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing shall not limit any other rights to indemnification of the members of the Committee or the Board under applicable law and Company policy.

11.Amendment. The Board may amend this Policy from time to time in its sole discretion and shall amend this Policy as it deems necessary to comply with applicable law or any rules or standards adopted by the NYSE or any other national securities exchange on which the Company’s shares are listed.
12.Effective Date; Retroactive Application. This Policy shall be effective on the Effective Date and shall apply to any Performance-Based Compensation that is Received by the Executive on or after the Effective Date, even if such Performance-Based Compensation was approved, awarded, granted, or paid to Executives prior to the Effective Date. Without limiting the generality of Section 4, and subject to applicable law, the Committee shall affect recovery under this Policy from any compensation approved, awarded, granted or paid to the Executive prior to, on or after the Effective Date.
13.Compliance with the Exchange Act. Notwithstanding the foregoing, this Policy shall be interpreted and administered consistent with the applicable securities laws, including the requirements of (i) Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) Rule 10D-1 under the Exchange Act, and (iii) the listing standards adopted by the NYSE pursuant to Rule 10D-1.
14.Savings Clause. To the extent that any of the provisions of this Policy are found by a court of competent jurisdiction to be illegal, invalid, or unenforceable for any reason, such provision shall be deleted, and the balance of this Policy shall not be affected.
15.Successors. This Policy shall be binding and enforceable against all Executive Officers and their beneficiaries, heirs, executors, administrators or other legal representatives.

POLICY REGARDING THE RECOUPMENT OF CERTAIN
PERFORMANCE-BASED COMPENSATION PAYMENTS ACKNOWLEDGMENT

I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all the terms and conditions of the Policy, as it may be amended from time to time (the “Policy”). In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which compensation has been granted, awarded, earned or paid or any indemnification agreement previously executed, the terms of this Policy shall govern. If it is determined by the Compensation Committee of the Company that any amounts, granted, awarded, earned or paid to me must be forfeited or reimbursed to the Company, I will promptly take any action necessary to effectuate such forfeiture or reimbursement.

By: _________________________________    Date: ____________________________
[Name]
[Title]